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                                                                    EXHIBIT 99.3

                 CONSENT OF FLEETBOSTON ROBERTSON STEPHENS INC.

    We hereby consent to the inclusion of our opinion, dated February 18, 2000 in the Joint Proxy Statement/Prospectus that is made a part of this Registration Statement (Form S-4) of Sage, Inc. for the registration of shares of its common stock. In executing this consent, we do not admit or acknowledge that FleetBoston Robertson Stephens Inc. is within the class of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of this Registration Statement under the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

/s/ FLEETBOSTON ROBERTSON STEPHENS INC.


San Francisco, California
May 5, 2000